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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 12, 1997, relating to the Statements of Assets and Liabilities of Salomon Brothers Variable Strategic Bond Fund, Salomon Brothers Variable Total Return Fund, Salomon Brothers Variable Investors Fund and Salomon Brothers Variable Capital Fund (four of the portfolios constituting Salomon Brothers Variable Series Funds, Inc.), which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036

December 12, 1997









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